Page 1 of 13


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G


 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)


                               PeopleSupport, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    712714302
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-1(c)

             [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 13 Pages
                       Exhibit Index Contained on Page 12

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 712714302                                               13 G                           Page 2 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Meritech Capital Partners L.P. ("MCP")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
                                              1,496,692 shares, except that MeriTech Capital Associates, L.L.C.
              SHARES                          ("MCA"), the general partner of MCP, may be deemed to have sole power to vote these shares, MeriTech Management Associates L.L.C. ("MMA"), a
           BENEFICIALLY                       managing member of MCA, may be deemed to have sole power to vote these shares, and Paul Madera ("Madera"), and Michael Gordon ("Gordon"), the
            OWNED BY EACH                     managing members of MMA, may be deemed to have shared power to vote these shares.
             REPORTING               -------- ------------------------------------------------------------------------

              PERSON                 6        SHARED VOTING POWER
                                              See response to row 5.
               WITH                  -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              1,496,692  shares except that MCA, the general  partner of MCP, may be deemed to have sole power to dispose of these shares,  MMA, a managing member of MCA,  may be deemed to have sole  power to  dispose of these shares,  and Madera and Gordon,  the  managing  members of MMA, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,496,692
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.3%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 712714302                                               13 G                           Page 3 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Meritech Capital Affiliates L.P. ("MCAF")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
                                              24,334 shares, except that MCA, the general partner of MCAF, may be
              SHARES                          deemed to have sole power to vote  these shares, MMA, a managing member
                                              of MCA, may be deemed to  have sole power to vote these   shares, and
           BENEFICIALLY                       Madera and Gordon, the managing  members of MMA, may be deemed to have shared power to vote these shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------

             REPORTING               6        SHARED VOTING POWER
                                              See response to row 5.
              PERSON                 -------- ------------------------------------------------------------------------

               WITH                  7        SOLE DISPOSITIVE POWER
                                              24,334 shares except that MCA, the general partner of MCAF, may be deemed to have sole power to dispose of these shares, MMA, a managing member of MCA, may be deemed to have sole power to dispose of these shares, and Madera and Gordon, the managing members of MMA, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       24,334
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 712714302                                               13 G                           Page 4 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      MeriTech Capital Associates LLC
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
                                              1,521,026 shares, of which 1,496,692 are directly owned by MCP and
              SHARES                          24,334 are owned by MCAF.  MCA, the general partner of MCP and MCAF, may be deemed to have sole power to vote these shares, MMA, a managing
           BENEFICIALLY                       member of MCA, may be deemed to have sole power to vote these shares, and Madera and Gordon, the managing members of MMA, may be  deemed to
           OWNED BY EACH                      have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
             REPORTING
                                     6        SHARED VOTING POWER
              PERSON                          See response to row 5.
                                     -------- ------------------------------------------------------------------------
               WITH
                                     7        SOLE DISPOSITIVE POWER
                                              1,521,026 shares, of which 1,496,692 are directly owned by MCP and
                                              24,334 are owned by MCAF. MCA, the general partner of MCP and MCAF, may be deemed to have sole power to dispose of these shares, MMA, a managing member of MCA, may be deemed to have sole power to dispose of these shares, and Madera and Gordon, the managing members of MMA, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,521,026
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 712714302                                               13 G                           Page 5 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Meritech Management Associates L.L.C
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
                                              1,521,026 shares, of which 1,496,692 are directly owned by MCP and
              SHARES                          24,334 are owned by MCAF.  MMA is a managing member of MCA, the general partner of such entities.  Madera and Gordon, the managing
           BENEFICIALLY                       members of MMA, may be deemed to have shared power to vote these shares.
           OWNED BY EACH             -------- ------------------------------------------------------------------------

             REPORTING               6        SHARED VOTING POWER
                                              See response to row 5.
              PERSON                 -------- ------------------------------------------------------------------------

               WITH                  7        SOLE DISPOSITIVE POWER
                                              1,521,026 shares, of which 1,496,692 are directly owned by MCP and
                                              24,334 are owned by MCAF. MMA is a managing member of MCA, the general partner of such entities. Madera and Gordon, the managing members of
                                              MMA, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,521,026
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 712714302                                               13 G                           Page 6 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Paul Madera
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
                                     5        SOLE VOTING POWER
              SHARES
                                              0 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------

           OWNED BY EACH             6        SHARED VOTING POWER

             REPORTING                        1,521,026 shares, of which 1,496,692 are directly owned by MCP and
                                              24,334 are owned by MCAF. MMA is a managing member of MCA, the general
              PERSON                          partner of such entities. Madera, a managing member of MMA, may be deemed to have shared power to vote these shares.
               WITH                  -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,521,026 shares, of which 1,496,692 are directly owned by MCP and
                                              24,334 are owned by MCAF. MMA is a managing member of MCA, the general partner of such entities. Madera, a managing member of MMA, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,521,026
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 712714302                                               13 G                           Page 7 of 13 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON      Michael Gordon
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
                                     5        SOLE VOTING POWER
              SHARES
                                              0 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------

           OWNED BY EACH             6        SHARED VOTING POWER
                                              1,521,026 shares, of which 1,496,692 are directly owned by MCP and
             REPORTING                        24,334 are owned by MCAF. MMA is a managing member of MCA, the general partner of such entities. Gordon, a managing member of MMA, may be
              PERSON                          deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------
               WITH
                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              1,521,026 shares, of which 1,496,692 are directly owned by MCP and
                                              24,334 are owned by MCAF. MMA is a managing member of MCA, the general partner of such entities. Gordon, a managing member of MMA, may be deemed to have shared power to dispose of these shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,521,026
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.5%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*                                                              IN
------------ ---------------------------------------------------------------------------------------------------------

------------------------------------                     -----------------------
CUSIP NO. 712714302                         13 G             Page 8 of 13 Pages
------------------------------------                     -----------------------


ITEM 1(A).        NAME OF ISSUER

                  PeopleSupport, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  1100 Glendon Avenue
                  Suite 1250
                  Los Angeles, CA 90024


ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by MeriTech Capital Partners L.P., a Delaware limited partnership ("MCP"), MeriTech Capital Affiliates L.P., a Delaware limited partnership ("MCAF"), MeriTech Capital Associates L.L.C., a Delaware limited liability company ("MCA"), MeriTech Management Associates L.L.C., a Delaware limited liability company ("MMA"), Paul Madera ("Madera") and Michael Gordon ("Gordon"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  MCA is the general partner of MCP and MCAF, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by MCP and MCAF. MMA is a managing member of MCA and may be deemed to have indirect beneficial ownership of shares directly owned by MCP and MCAF. Madera and Gordon are managing members of MMA and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by MCP and MCAF.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  MeriTech Capital Partners
                  285 Hamilton Avenue, Suite 200
                  Palo Alto, CA  94301

ITEM 2(C)         CITIZENSHIP

                  MCP and MCAF are Delaware limited partnerships. MCA and MMA are Delaware limited liability companies. Madera and Gordon are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 712714302

ITEM 3.           Not Applicable.
                  --------------

------------------------------------                     -----------------------
CUSIP NO. 712714302                         13 G             Page 9 of 13 Pages
------------------------------------                     -----------------------

ITEM 4.           OWNERSHIP

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                     (a) Amount beneficially owned:

                         See Row 9 of cover page for each Reporting Person.

                     (b) Percent of Class:

                         See Row 11 of cover page for each Reporting Person.

                     (c) Number of shares as to which such person has:

                              (i)    Sole power to vote or to direct the vote:

                                     See Row 5 of cover page for
                                     each Reporting Person.

                              (ii)   Shared power to vote or to direct the vote:

                                     See Row 6 of cover page for
                                     each Reporting Person.

                              (iii) Sole power to dispose or to direct the disposition of:

                                     See Row 7 of cover page for
                                     each Reporting Person.

                              (iv) Shared power to dispose or to direct the disposition of:

                                     See Row 8 of cover page for
                                     each Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.
                  --------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership agreements of MCP and MCAF and the limited liability company agreements of MCA and MMA, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or member, as the case may be.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
                  HOLDING COMPANY
                  --------------------------------------------------------------

                  Not applicable.

------------------------------------                     -----------------------
CUSIP NO. 712714302                         13 G             Page 10 of 13 Pages
------------------------------------                     -----------------------


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ---------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  ------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  -------------

                  Not applicable.

------------------------------------                     -----------------------
CUSIP NO. 712714302                         13 G             Page 11 of 13 Pages
------------------------------------                     -----------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 10, 2005

MERITECH CAPITAL PARTNERS L.P.

By:  Meritech Capital Associates L.L.C.
its General Partner

By:  Meritech Management Associates L.L.C.
a managing member

By: /s/ Paul S. Madera
    ------------------------------------------
Paul S. Madera, a managing member

MERITECH CAPITAL AFFILIATES L.P.

By:  Meritech Capital Associates L.L.C.
its General Partner

By:  Meritech Management Associates L.L.C.
a managing member

By: /s/ Paul S. Madera
    ------------------------------------------
Paul S. Madera, a managing member

MERITECH CAPITAL ASSOCIATES L.L.C.

By:  Meritech Management Associates L.L.C.
a managing member

By:  /s/ Paul S. Madera
    ------------------------------------------
Paul S. Madera, a managing member

MERITECH MANAGEMENT ASSOCIATES L.L.C.

By:  /s/ Paul S. Madera
    ------------------------------------------
Paul S. Madera, a managing member


/s/ Paul S. Madera
----------------------------------------------
Paul S. Madera


/s/ Michael B. Gordon
----------------------------------------------
Michael B. Gordon

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

------------------------------------                     -----------------------
CUSIP NO. 712714302                         13 G             Page 12 of 13 Pages
------------------------------------                     -----------------------


                                  EXHIBIT INDEX




                                                                Found on
                                                              Sequentially
Exhibit                                                       Numbered Page
-------                                                       -------------
Exhibit A:  Agreement of Joint Filing                              13

------------------------------------                     -----------------------
CUSIP NO. 712714302                         13 G             Page 13 of 13 Pages
------------------------------------                     -----------------------

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------


The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of PeopleSupport, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.


Date: February 10, 2005


                                     MERITECH CAPITAL PARTNERS L.P.

                                     By:  Meritech Capital Associates L.L.C.
                                     its General Partner

                                     By:  Meritech Management Associates L.L.C.
                                     a managing member


                                     By: /s/ Paul S. Madera
                                         ---------------------------------------
                                     Paul S. Madera, a managing member

                                     MERITECH CAPITAL AFFILIATES L.P.

                                     By:  Meritech Capital Associates L.L.C.
                                     its General Partner

                                     By:  Meritech Management Associates L.L.C.
                                     a managing member

                                     By: /s/ Paul S. Madera
                                         ---------------------------------------
                                     Paul S. Madera, a managing member

                                     MERITECH CAPITAL ASSOCIATES L.L.C.

                                     By:  Meritech Management Associates L.L.C.
                                     a managing member

                                     By:  /s/ Paul S. Madera
                                         ---------------------------------------
                                     Paul S. Madera, a managing member

                                     MERITECH MANAGEMENT ASSOCIATES L.L.C.

                                     By:  /s/ Paul S. Madera
                                         ---------------------------------------
                                     Paul S. Madera, a managing member



                                     /s/ Paul S. Madera
                                     -------------------------------------------
                                     Paul S. Madera


                                     /s/ Michael B. Gordon
                                     -------------------------------------------
                                     Michael B. Gordon